EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company

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A New Exclusive Audio Interview with Two Rivers Water & Farming Company, CFO Wayne Harding is now Available at Corporate Media Straight Talk.com

Denver, Colorado, June 22, 2015 (Marketwired --- Two Rivers Water and Farming Company (OTCQB: TURV) and subsidiary, GrowCo, Inc. announced today that a new audio interview with their CFO, Wayne Harding, is now available and can be heard at www.corporatemediastraighttalk.com.

Mr. Harding spoke about the Company’s recent attendance at two cannabis focused conferences in New York City and the significance of the conferences as it relates to creating shareholder value.

About GrowCo

GrowCo is a majority owned subsidiary of Two Rivers Water & Farming Company, (OTCQB: TURV). GrowCo provides state-of-the-art computer-controlled greenhouses for licensed marijuana growers throughout the United States.  GrowCo also provides advisory, financing, development and operational services for its licensed marijuana greenhouse tenants.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not "touch the plant" and only provides greenhouses and business development services for licensed marijuana tenants.  Progress on GrowCo greenhouse construction projects can be viewed at www.trgrowco.com.

About Two Rivers

Two Rivers Water & Farming Company (OTCQB: TURV) is building a new water paradigm for the arid regions of the southwestern United States.  Two Rivers acquires water assets by acquiring irrigated farmland with senior water rights.  Two Rivers transforms the value of water rights and farmland by converting grain operations to fruit and vegetable operations, which generate higher revenues and better profit margins.  Two Rivers also looks for other economic uses that generate higher revenues and earnings such as the GrowCo greenhouses and Metropolitan Districts, which serve communities in rural areas where Two Rivers' farmland and water rights are located.  Progress on Two Rivers farming operations can be viewed at http://www.2riverswater.com/.

About Corporate Media Straight Talk

Corporate Media Straight Talk is a multimedia platform that enables senior management of public companies with the opportunity to speak about their recent press releases and corporate developments.   Corporate Media Straight Talk offers the public the opportunity to actually listen and watch CEOs of public companies talk about their respective businesses and news on a frequent and ongoing basis.

Safe Harbor Statement

This news release contains certain "forward-looking statements." Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the U.S. Securities and Exchange Commission via the Edgar system. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.

Read more at http://www.corporatemediastraighttalk.com/

For more information:

Two Rivers Water & Farming Company
GrowCo, Inc.
(303) 222-1000
info@2riverswater.com
info@trgrowco.com